Exhibit 5.6

November 16, 2017

Expedia, Inc.

333 108th Avenue N.E.

Bellevue, WA 98004

Re:	Expedia, Inc. Corporation Registration Statement on Form S-4 initially filed on November 16, 2017

Ladies and Gentlemen:

We have acted as special counsel to Expedia, Inc., a Washington corporation (“Expedia WA”), and Cruise, LLC, a Washington limited liability company (“Cruise” and, together with Expedia WA, the “Companies”), in connection with the guarantees by the Companies of the Exchange Notes (as defined below). Each Company is one of several guarantors (such guarantors, including the Companies, are hereinafter collectively referred to as the “Subsidiary Guarantors”) in connection with a registration statement on Form S-4 filed by the Companies’ ultimate parent company, Expedia, Inc., a Delaware corporation (the “Parent”), and the Subsidiary Guarantors with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 16, 2017 (the “Registration Statement”). The Parent will exchange up to $1,000,000,000 aggregate principal amount of the Parent’s outstanding 3.800% Senior Notes due 2028 (the “Old Notes”) and related guarantees for (i) an equal principal amount of the Company’s 3.800% Senior Notes due 2028 (the “Exchange Notes”) and (ii) related guarantees of the Subsidiary Guarantors pursuant to the Indenture (as defined below), in each case registered under the Securities Act. We understand that the Exchange Notes will represent the same debt as the Old Notes and the Parent will issue the Exchange Notes under the same Indenture (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), dated September 21, 2017, by and among the Parent, the Subsidiary Guarantors party thereto and U.S. Bank National Association, as trustee.

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers of the Companies as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

1.	Executed copy of the Indenture (including the related guarantees and forms of notes) as provided to us by the Companies;

2.	The Registration Statement;

3.	Restated Articles of Incorporation of Expedia WA, as amended, as certified by an officer of Expedia WA to be a true and complete copy of such Restated Articles of Incorporation as of the date hereof;

Expedia, Inc.

November 16, 2017

4.	Amended and Restated Bylaws of Expedia WA, as certified by an officer of Expedia WA to be a true and complete copy of such Bylaws as of the date hereof;

5.	Certificate of Formation of Cruise, as certified by an officer of Cruise to be a true and complete copy of such Certificate of Formation as of the date hereof;

6.	Operating Agreement of Cruise, as certified by an officer of Cruise to be a true and complete copy of such Operating Agreement as of the date hereof;

7.	Certificate of Existence for each of the Companies, issued by the Washington Secretary of State, dated November 1, 2017 and a bringdown letter relating to the Companies with respect to the State of Washington issued by CT Corporation, dated November 16, 2017 (collectively, the “Good Standing Certificates”);

8.	Resolutions of the Board of Directors (or a committee thereof) of Expedia WA, certified by an officer of Expedia WA as of the date hereof; and

9.	Resolutions of the sole member of Cruise, certified by an officer of the sole member of Cruise as of the date hereof.

The documents listed in items 1 through 2 above are herein collectively referred to as the “Transaction Documents.”

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in the Certificates of Existence of the Companies dated November 1, 2017 and issued by the Secretary of State of the State of Washington as confirmed by a bringdown letter issued by CT Corporation, dated November 16, 2017 (and all opinions based on these documents are as of the applicable dates of such documents and not as of the date of this opinion letter) and (b) information provided in certificates of officers of the Companies We have not independently verified the facts so relied on.

We have relied, without investigation, on the following assumptions:

1.	Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals, and all signatures on executed documents are genuine.

2.	When the Exchange Notes (and related guarantees) proposed to be issued pursuant to the terms of the Indenture are issued, they will conform to the description of the 3.800% Senior Notes Due 2028 in the Registration Statement.

3.	All individuals have sufficient legal capacity to perform their functions with respect to the Transaction Documents and the transactions contemplated by the Transaction Documents.

Expedia, Inc.

November 16, 2017

Based on the foregoing and subject to the qualifications and exclusions stated herein, we express the following opinions:

1.	Each Company is validly existing as a corporation or limited liability company, as the case may be, under the laws of the State of Washington and has the necessary corporate or limited liability power, as the case may be, and authority to guarantee the Exchange Notes pursuant to the terms of the Indenture.

2.	Each Company’s guarantee of the Exchange Notes pursuant to the terms of the Indenture has been duly authorized by all necessary corporate or limited liability company action, as the case may be, and the Indenture has been validly authorized, executed and delivered by the Companies.

For purposes of expressing the opinions herein, we have examined the laws of the State of Washington and our opinions are limited to such laws.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

Wachtell, Lipton, Rosen & Katz may rely on the opinions expressed herein as if this opinion were addressed directly to it. You may refer to and produce a copy of this opinion letter in connection with the assertion of a defense as to which this opinion letter is relevant and necessary and in response to a court order. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm under the caption “Legal Matters” in the prospectus or any prospectus supplement which is part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the related rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ PERKINS COIE LLP